Exhibit 10.11

December 3, 2018

Lisa Utzschneider

c/o Integral Ad Science, Inc.

95 Morton St, FL 8

New York, NY 10014

Re: Employment with Integral Ad Science, Inc.

Dear Lisa:

This letter sets forth the terms of your employment by Integral Ad Science, Inc. (the “Company”). We value the role that you can serve with the Company.

1. You will be the Chief Executive Officer of the Company, reporting to the Board of Directors. In this capacity, you will have the responsibilities and duties consistent with such position.

2. Your starting base salary will be $500,000 on an annualized basis, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases (the “Base Salary”); provided, however, that any decreases shall not be greater than ten percent (10%) of your then current Base Salary and will only be implemented in conjunction with a general decrease affecting the executive management team. Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

3. With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2018, you will be eligible to receive a discretionary bonus of up to 50% of your Base Salary (the “Bonus”). Your 2018 Bonus will be paid on a pro rata basis. The Bonus will be awarded at the sole discretion of the Board of Directors of the Company (the “Board”), based on the Board’s reasonable determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, with respect to each bonus period beginning on or after January 1, 2019, you will also be eligible each calendar year for an additional discretionary bonus of up to 50% of your Base Salary, awarded at the sole discretion of the Board based on the Board’s reasonable determination as to your achievement of “stretch” targets (the “Stretch Bonus”).

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion, and communicated in writing (including by e-mail) to you from time to time. Any bonus awarded for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that is awarded with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was awarded, subject, in each case, to your continued employment for thirty (30) days after the conclusion of the fiscal year for which the bonus is awarded.

4. You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

5. Your position is will be based in New York, NY. Your duties may involve extensive domestic and international travel.

6. You will be eligible to receive that number of options to purchase Units (the “Unit Options”) of Kavacha Topco, LLC (“Topco”), which Unit Options shall represent approximately 2.10% of the fully-diluted equity securities of Topco at the time of issuance, subject to the following:

(a) All Unit Options will be subject to the terms (including the vesting and exercisability terms) as set forth in the Kavacha Topco, LLC 2018 Non-Qualified Unit Option Plan (the “Option Plan”) and a Unit Option Agreement to which you will be a party (the “Unit Option Agreement”). The grant of such Unit Options is also subject to Topco’s Board of Managers’ approval. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company or Topco. Further details on the Unit Options and any specific grant of Unit Options to you will be provided upon approval of such grant by the Board of Topco.

(b) Your Unit Options, if granted, will vest as follows (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event):

(i)

66.67% of the Unit Options would be subject to time-based vesting over four (4) years, with 25% vesting upon the date that is twelve (12) months after the grant effective date and an additional 6.25% of such Unit Options vesting at the end of each full three (3) calendar month period thereafter (the vesting of any such unvested time-based options would be accelerated upon a change of control of Topco, as defined in the Option Plan); and

(ii)

33.33% of the Unit Options would vest if one or more equity buyout investment funds managed or controlled by Vista Equity Partners Management, LLC, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds, contributions and/or net sale proceeds in respect of the equity securities of Topco or its subsidiaries held by Vista or any loans provided to Topco or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return in the aggregate equals or exceeds three hundred percent (300%) of Vista’s total investment in Topco and its subsidiaries (whether in exchange for equity, indebtedness or otherwise) (calculated pursuant to the formula set forth in the Unit Option Agreement).

(iii)

Notwithstanding anything in the Option Plan, the Unit Option Agreement or this letter to the contrary, in the event that such sale proceeds include non-cash consideration, the value of such non-cash consideration shall be determined by the Board in its good faith discretion in order to determine if the above vesting thresholds have been met. If such thresholds have been met, you will receive an equal proportion of your proceeds from the sale of any equity securities of the Company in such non-cash consideration.

7. There are some formalities that you need to complete as a condition of your continued employment:

•

You must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the Mandatory Arbitration Agreement set forth in Exhibit B.

8. We also wish to remind you that, as a condition of your employment, you are expected to abide by Topco’s, the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which policies and procedures will be made available to you and may be amended from time to time at the Company’s sole discretion, and employees will be notified of any amendments to such policies and procedures.

9. Your employment with the Company is at-will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

10. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment (the “Severance Pay”) equal to 12 months of your then applicable Base Salary, payable in equal installments over the 12 month period following your termination, and, at the sole discretion of the Board, a pro-rated portion of any Bonus that may have been awarded to you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of twelve months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company under this Section 10 shall immediately cease, subject to the following:

(a) For purposes of this section, “Cause” and “Good Reason” have the meanings set forth in Exhibit C attached hereto.

(b) The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than as set forth below) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (iii) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter, the provisions of the Release Agreement, or any other material written agreement between you and the Company. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination, and commencing on the first payroll date occurring after the effective date of the Release Agreement (if permitted by Code Section 409A), or otherwise commencing on the first payroll date occurring after the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The Release Agreement will not require you to release (A) the payments and benefits contemplated by this letter, (B) any rights to indemnification pursuant to any statute or governing documents of the Company, and (C) any claims which by law cannot be waived in a private agreement between an employer and employee.

11. You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents; provided that the foregoing will not prevent you from making truthful statements: (a) to your legal counsel, or (b) as required by lawfully compelled testimony, and provided that you notify the Company in advance of any such testimony and cooperate with the Company’s reasonable efforts with respect to such testimony, unless doing so would violate any lawful order.

12. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 9 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you as, ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

13. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

15. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

16. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

17. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes.

18. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In addition, the following shall apply:

(a) In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of your death, to the extent required under Code Section 409A.

(d) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

19. The effective date of employment under the terms of this offer is January 7, 2019. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than November 30, 2018.

Should you have anything that you wish to discuss, please do not hesitate to contact me.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Michael Fosnaugh
Michael Fosnaugh
Authorized Signatory

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Lisa Utzschneider	Date signed: 12-3-18

Signature

Name: Lisa Utzschneider

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Mandatory Arbitration Agreement

Exhibit C: Certain Definitions

EXHIBIT A

(To the Letter dated December 3, 2018)

Employment and Restrictive Covenants Agreement

This Employment and Restrictive Covenants Agreement (the “Agreement”) is made effective January 7, 2019 (the “Effective Date”), by and between Integral Ad Science, Inc. (together with its affiliates and related companies, hereafter referenced as “Company”) and Lisa Utzschneider (hereafter referenced as “Employee” and together with the Company, each a “Party” and collectively, the “Parties”).

1. PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s Customers, employees, and Confidential Information (as those terms are defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations, to the extent not set forth in the letter to which this Agreement is attached (the “Letter”). Capitalized terms used but not defined in this Agreement shall have the meanings indicated in the Letter or any other exhibit to the Letter, as applicable.

2. THE BUSINESS OF THE COMPANY. The Company is engaged in the business of data collection and analytics, research and design, development, sales, licensing or marketing, relating to the provision of ad verification and related optimization services and software and/or the provision of related products, services and solutions, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3. “AT-WILL” EMPLOYMENT AND OTHER ACKNOWLEDGEMENTS.

(a) Employee shall perform such duties or responsibilities as assigned to Employee from time to time. The Parties acknowledge that Employee’s Employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without Cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.

(b) Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s Customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible.

(c) Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its Customers and Prospective Customers, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents and warrants that at all times during Employee’s Employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during the Employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or which creates any conflict of interest with the Company or the Business of the Company. Employee will abide by the policies of the Company at all times during Employee’s Employment, and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company.

(d) Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.

(e) Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s Customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, Customer contacts, or Customer information by reason of working for the Company.

(f) Employee acknowledges that, through Employee’s Employment with the Company, Employee may customarily and regularly solicit Customers and/or Prospective Customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

(g) Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain, or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation or other similar agreement with any former employer or other party.

4. DUTY OF LOYALTY. Employee understands that his/her Employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s Employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (a) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services, (b) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (c) take steps, alone or with others, to engage in competition with the Company in the future, or (d) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business. Employee may continue to serve as a member of the board of directors of the following companies, so long as such position does not interfere with Employee’s fulfillment of duties and responsibilities to the Company, such position is not expanded without the prior written approval of the Board and such company does not engage in a Competitive Business: None. Subject to the foregoing, if Employee wishes to serve as a member of a board of a company not listed herein as of the Effective Date, s/he must first obtain the prior written approval of the Board in its sole discretion.

5. INVENTIONS.

(a) Prior Inventions. Attached hereto as Schedule 1 is a complete and accurate list describing all Inventions (as defined below) which were conceived, discovered, created, invented, developed and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall initial Schedule 1 to indicate Employee has no Prior Inventions to disclose.

Employee acknowledges and agrees that if in the course of Employee’s Employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

(b) Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or creates, either alone or jointly with others, during the period of Employee’s Employment with the Company, and for a period of three (3) months thereafter, whether or not in the course of Employee’s Employment. Employee further assigns and agrees to assign all of Employee’s rights, title and interest in the Inventions to the Company. Employee understands that this Section 5(b) does not apply to Inventions that the Employee developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets, except for those Inventions that either: (i) relate at the time of conception or use to the Company’s business, or actual or demonstrably anticipated research or development; or (ii) result from any work the employee performs for the Company.

(c) In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee.

(d) Use of Inventions. Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

(e) For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses that (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three (3) months after termination of Employee’s Employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s Employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless Employee has established the contrary by clear and convincing evidence.

(f) Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s Employment are “works made for hire” under the Copyright Act of 1976 and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act, and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the Company, as directed by the Company, all right, title and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works Employee creates during Employee’s Employment. Employee understands that this Section 5(f) does not apply to Inventions that the Employee developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets, except for those Inventions that either: (i) relate at the time of conception or use to the Company’s business, or actual or demonstrably anticipated research or development; or (ii) result from any work the employee performs for the Company.

(g) Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s Employment on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(h) Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or (ii) Employee conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of Employee’s Employment with the Company under this Agreement, then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

6. NONDISCLOSURE AGREEMENT.

(a) Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any Confidential Information disclosed to Employee by the Company, other than for the purpose to carry out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non-disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor permit the use by or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company.

(b) Employee expressly agrees that Employee’s duty of non-use and non-disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

(c) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7. RETURN OF COMPANY PROPERTY AND MATERIALS. Any Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends, and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company or permanently deleted, if in electronic form. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Employee.

8. LIMITED NONCOMPETE AGREEMENT. Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during the Restricted Period within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit Employee from:

(a) being a passive owner:

(i) of not more than one percent (1%) of the outstanding stock of any class of securities of a publicly-traded corporation engaged in Competitive Services,

(ii) of not more than five percent (5%) of the outstanding limited partnership interests or similar securities of any unaffiliated, third-party professional investment fund or investment vehicle, which shall not be deemed to be engaging in a Competitive Business solely by reason the business of any of its portfolio companies, so long as, in each instance, Employee has no other participation whatsoever in such investment fund or investment vehicle or their respective portfolio companies; or

(b) accepting employment or other engagement with any person or entity that has several divisions, only certain of which provide Competitive Services, if Employee’s employment or engagement is with a division that does not provide Competitive Services, and Employee (i) informs such employing or engaging person or entity of the restrictions and obligations set forth herein, (ii) does not perform any services relating to the Competitive Services during the Restricted Period, and (iii) otherwise complies with the terms of this Agreement.

9. NONSOLICITATION OF CUSTOMERS / PROSPECTIVE CUSTOMERS. Employee expressly agrees that during the Restricted Period, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including but not limited to on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10. NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit, recruit or hire, or attempt to solicit, recruit or hire, any of the Company’s employees, or encourage any of the Company’s employees to leave employment with the Company to work for a Competing Business. For purposes of this Section 10, “Company employee” means any then current employee of the Company or any individual who was an employee of the Company in the twelve (12) month period preceding the solicitation, recruitment or hiring (or attempt thereof) by Employee.

11. REASONABLENESS OF RESTRICTIONS. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Sections 8, 9 and 10 are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith.

12. REMEDIES; INJUNCTIVE RELIEF; TOLLING.

(a) Employee expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled: (i) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; and (ii) to be indemnified by Employee from any loss or harm; and (iii) to recover any reasonable costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’s obligations under this Agreement; provided that in any such action in which the Company does not prevail, Employee shall be entitled to recover his/her reasonable costs or attorneys’ fees, arising out of or in connection therewith.

(b) Notwithstanding the arbitration provisions contained herein or in the Letter, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law, and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration.

(c) The Restricted Period as defined in this Agreement shall be extended by the length of any actual breach or violation of the restrictive covenants of this Agreement.

13. DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this Section.

(a) “Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the twelve (12) months preceding Employee’s termination date.

(b) “Compete” shall mean to provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction with or in concert with any other entity, person, or business, including activities performed while working for or on behalf of a Customer.

(c) “Competitive Services” shall mean the business of data collection and analytics, research and design, development, sales, licensing or marketing, relating to the provision of ad verification and related optimization services and software and/or the provision of related products, services and solutions, including a continuous program of research, development, production and marketing, conducted, authorized, or offered by the Company or any predecessor within the two (2) years prior to the termination of Employee’s Employment.

(d) “Competing Business” shall mean any entity, including but not limited to any person, company, partnership, corporation, limited liability company, association, organization or other entity, that provides Competitive Services.

(e) “Confidential Information” shall mean sensitive business information having actual or potential value to the Company because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information.

Confidential Information shall also include any information disclosed to the Company by a third party (including, but not limited to, current or prospective Customers) that the Company is obliged to treat as confidential.

Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

(f) “Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company.

(g) “Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the twelve (12) months preceding Employee’s termination date.

(h) “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and a one (1) year period immediately following the termination of Employee’s Employment, unless otherwise delineated or described in the “end notes and exceptions” at the end of this Agreement.

(i) “Restricted Territory” shall mean the geographic area in which or with respect to which Employee provided or attempted to provide any Services or performed operations on behalf of the Company as of the date of termination or during the twelve (12) months preceding Employee’s termination date.

(j) “Trade Secrets” shall mean the business information of the Company that is competitively sensitive and which qualifies for trade secrets protection under applicable trade secrets laws, including but not limited to the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state or federal law.

(k) “Services” shall mean the types of work product, processes and work-related activities relating to the Business of the Company performed by Employee during the Employment.

14. RESERVED.

15. NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Unless otherwise stated in the Letter, Employee agrees to use reasonable efforts to provide the Company fourteen (14) days written notice of Employee’s intent to terminate Employee’s Employment; provided, however, that this provision shall not change the at-will nature of the employment relationship between Employee and the Company. It shall be within the Company’s sole discretion to determine whether Employee should continue to perform services on behalf of the Company during this notice period.

16. NON-DISPARAGEMENT. During and after Employee’s Employment with the Company, except for truthful statements compelled or required by law, Employee agrees he/she shall not disparage the Company, its Customers and suppliers or their respective officers, directors, agents, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section 16 shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s Employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

17. NOTIFICATION OF NEW EMPLOYER. Before Employee accepts employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of Sections 8, 9 or 10 of this Agreement are in effect, Employee will provide such person or entity with written notice of the provisions of Sections 8, 9 and/or 10 and will deliver a copy of that notice to the Company. While any of Sections 8, 9 and/or 10 of this Agreement are in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee will provide contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

18. WITHHOLDING. To the extent allowed by applicable law, Employee agrees to allow the Company to deduct from the final paycheck(s) any amounts due as a result of the Employment, including, but not limited to, any expense advances or business charges incurred on behalf of the Company, charges for property damaged or not returned when requested, and any other charges incurred that are payable to the Company. Employee agrees to execute any authorization form as may be provided by Company to effectuate this provision.

19. NO INTELLECTUAL PROPERTY RIGHTS GRANTED. Nothing in this Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

20. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, in connection with any sale, transfer or other disposition of any or all of its business or assets, provided that in such event the scope of the assigned rights will be defined by reference to the business or asset conveyed, and not the business of the acquiring entity.

21. SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular sections, paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the Parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable. Sections 8, 9 and 10 and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

22. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with each agreement specifically referred to herein as having a continuing effect (including the Letter and any other exhibit to the Letter) contains the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post-employment restrictions, and mandatory arbitration.

23. WAIVER. Failure to fully enforce any provision of this Agreement by either Party shall not constitute a waiver of any term hereof by such Party; no waiver shall be recognized unless expressly made in writing, and executed by the Party that allegedly made such waiver.

24. CONSTRUCTION. The Parties agree that this Agreement has been reviewed by each Party, each Party had an opportunity to make suggestions about the provisions of the Agreement, and each Party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The Parties agree that this Agreement shall not be construed or interpreted more harshly against one Party merely because one Party was the original drafter of the Agreement.

25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

26. THIRD-PARTY BENEFICIARIES. Employee specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

27. NOTICES. Notices regarding this Agreement shall be sent via email or to the mailing addresses of the Parties as set forth in the signature block to this Agreement.

28. GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration-related issues shall be resolved under the substantive laws and in the jurisdiction of the state where Employee most recently worked for the Company.

29. ENDNOTES AND EXCEPTIONS. Certain of the foregoing provisions of this Agreement are hereby modified in certain states as described in the following Sections and Subsections:

(a) Section 6: the “Nondisclosure Agreement” shall apply not for the entire time period following Employee’s Employment, but rather shall apply only during the Restricted Period in the following states: Arizona, Florida, Illinois, Indiana, New Jersey, Virginia and Wisconsin. Additionally, to the extent Section 6.a applies in Wisconsin to Confidential Information that does not constitute a trade secret under applicable law, it shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Company.

(b) Section 9: the “Nonsolicitation of Customers/Prospective Customers” provision shall apply not to any Prospective Customer, but rather shall apply only to any Customer, in the following states: Wisconsin. Additionally, in Wisconsin, Section 9 shall not apply to “attempts.”

(c) Section 10: “Nonrecruitment of Employees” shall not apply in Wisconsin. The Restricted Period for the nonrecruitment of Company employees in Section 10 shall be eighteen (18) months in the following states: Alabama.

(d) Section 12: The final sentence of Section 12 shall not apply in the following states: Arkansas, Louisiana, and Wisconsin.

(e) Section 13(e): “Confidential Information” The definition of Confidential Information shall include only information that has actual value to the Company in the following state: Wisconsin.

[Remainder of page intentionally left blank.

Signatures on following page.]

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:	For Company:

Signature:	Signature:

/s/ Lisa Utzschneider	/s/ Michael Fosnaugh
Printed Name:	Printed Name:

Lisa Utzschneider	Michael Fosnaugh

Address:	Address:

29 Calhoun Drive	c/o Vista Equity Partners

Greenwich, CT 06831	4 Embarcadero Center, 20th Floor

Email: lisautzie@gmail.com	San Francisco, CA 94111

Date: 12-3-18	Title: President

Date: December 3, 2018

Schedule 1

(List of Employee’s Prior Inventions)

LW By initialing here, I represent and warrant that I have no Prior Inventions, that term is defined in the Agreement to which this Schedule 1 is attached.

OR

☐ Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

For Employee:

Signature:	/s/ Lisa Utzschneider

Printed Name: Lisa Utzschneider

Address: 29 Calhoun Drive

Greenwich, CT 06831

Email: lisautzie@gmail.com

Date: 12-3-18

EXHIBIT B

(To the Letter dated December 3, 2018)

MANDATORY ARBITRATION AGREEMENT

This Mandatory Arbitration Agreement (the “Arbitration Agreement”) is made effective January 7, 2019 (the “Effective Date”), by and between Integral Ad Science, Inc. (together with its affiliates and related companies, hereafter referenced as “Company”) and Lisa Utzschneider (hereafter referenced as “Employee” and together with the Company, each a “Party” and collectively, the “Parties”).

A Party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the Employment, which shall include the following:

1. Both the Company and Employee hereby agree that any claim, dispute, and/or controversy between Employee and the Company (or its owners, directors, officers, managers, employees, agents, insurers and parties affiliated with its employee benefit and health plans), arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration before the American Arbitration Association (“AAA”) under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.), in conformity with the Federal Rules of Civil Procedure and pursuant to the AAA’s Employment Rules. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII of the Civil Rights Act of 1964, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes-Oxley, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

2. The arbitration proceeding shall be conducted in the State of New York, New York County,

3. Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

4. Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s Employment, or this Agreement. Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. Employee also understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

5. In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.

6. Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, the non-prevailing party as determined by the arbitrator will bear all other reasonable fees, expenses and charges of the arbitrator.

7. Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated.

Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the arbitrator.

8. Employee and Company agree to the following procedures:

(a) Prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by either Party or their representatives will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in negotiations pursuant to this Section 8.

(b) If negotiations fail, to commence an arbitration pursuant to this Agreement, a Party shall serve a written arbitration demand (the “Demand”) on the other Party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by the respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind.

(c) If respondent does not provide a written Response to the Demand, all allegations will be considered denied.

(d) The Parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the AAA’s employment arbitration panel for the area.

(e) Any award or portion thereof, whether preliminary or final, will be based on and accompanied by a written opinion signed by the arbitrator and will contain findings of fact, conclusions of law and the reasons upon which the award or portion thereof is based.

9. Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company.

10. By initialing below, Employee acknowledges that Employee has read, understands, agrees and consents to this binding Arbitration Agreement, including the class action waiver. Employee’s Initials: LU

The Parties have executed this Arbitration Agreement, which is effective as of the Effective Date written above.

For Employee:	For Company:

Signature:	Signature:

/s/ Lisa Utzschneider	/s/ Michael Fosnaugh
Printed Name:	Printed Name:

Lisa Utzschneider	Michael Fosnaugh

Address:	Address:

29 Calhoun Drive	c/o Vista Equity Partners

Greenwich, CT 06831	4 Embarcadero Center, 20th Floor

Email: lisautzie@gmail.com	San Francisco, CA 94111

Date: 12-3-18	Title: President

Date: December 3, 2018

EXHIBIT C

(To the Letter December 3, 2018)

Certain Definitions

“Cause” means any of the following:

(i)

a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as reasonably requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and such failure, if susceptible of cure, has not been cured for a period of thirty (30) days after you receive notice from the Board;

(ii)

your engagement in illegal conduct or gross misconduct that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iii)

your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iv)

a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Sections 4 through 10 and 16 of the Employment and Restrictive Covenants Agreement, or any other material written agreement between you and the Company;

(v)	fraud or gross negligence committed without regard to written corrective direction in the course of discharge of your duties as an employee; or

(vi)	excessive and unreasonable absences from your duties for any reason (other than an authorized leave or as a result of your Disability (as defined below)).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period of not less than one hundred eighty (180) calendar days, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur without your written consent:

(i)	a material, adverse change in your duties or responsibilities with the Company;

(ii)

(A) any reduction in your then current Base Salary that is not implemented in conjunction with a general decrease affecting the executive management team or (B) a reduction in your then current Base Salary by more than ten percent (10%) in conjunction with a general decrease affecting the entire executive management team;

(iii)	the material breach by the Company of this letter or any other employment agreement between you and the Company; or

(iv)	a relocation of your primary place of work by more than twenty five (25) miles;

provided, however, that in each case above, you must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event, specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following your delivery to the Company of such written notice, and (c) actually resign your employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.